EXHIBIT 10.36

NUTRACEA
2010 EQUITY INCENTIVE PLAN
DIRECTOR STOCK OPTION AGREEMENT
(For Non-Employee Directors)

This Director Stock Option Agreement (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between NutraCea, a California corporation (the “Company”), and the participant named below (“Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”).

Participant:
Social Security Number:
Participant’s Address:

Total Option Shares:
Exercise Price Per Share:
Date of Grant:
Vesting Start Date:
Expiration Date:

1.             Grant of Option.  The Company hereby grants to Participant an option (this “Option”) to purchase up to the total number of shares of Common Stock of the Company set forth above (collectively, the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the 2010 Plan, including without limitation Section 9 of the 2010 Plan.  This Option is granted pursuant to Section 9 of the 2010 Plan and is not intended to qualify as an “incentive stock option” (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  Capitalized terms not defined in this Agreement will have the meanings given to them in the 2010 Plan.

2.             Vesting; Exercise Period.

2.1  Vesting of Right to Exercise Option.   Subject to the terms and conditions of the 2010 Plan and this Grant, and so long as the Optionee continuously remains a member of the Board of Directors of the Company (a “Board Member”), this Option shall vest and become exercisable as to one-twelfth (1/12) of the Shares monthly following the Date of Grant.

2.2  Expiration.  This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3.

3.             Termination.

3.1  Termination.  The Option shall cease to vest if the Participant ceases to be a Board Member (the “Termination Date”) and this Option, to the extent (and only to the extent) that it would have been exercisable by Participant on the Termination Date, may be exercised by Participant (or the Participant’s legal representative) within ninety (90) days after the Termination Date, but in no event later than the Expiration Date.

3.2  Death/Disability.  If the Participant ceases to be a Board Member because of his or her Death or Disability, then this Option may be exercised for twelve months after the Termination Date, provided that in no event shall this Option be exercised later than the Expiration Date.

3.2  No Right to Remain a Director.  Nothing in the 2010 Plan or this Agreement shall confer on Participant any right to remain a Board Member or limit in any way the right of the Company to terminate Participant’s relationship with the Company at any time.

4.             Manner of Exercise.

4.1  Stock Option Exercise Agreement.  To exercise this Option, Participant (or in the case of exercise after Participant’s death, Participant’s executor, administrator, heir, legatee or authorized assignee, as the case may be) must deliver to the Company an executed stock option exercise agreement in such form as may be approved by the Company from time to time (the “Exercise Agreement”), which shall set forth, inter alia, Participant’s election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.  If someone other than Participant exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

4.2  Limitations on Exercise.  This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise.

4.3  Method of Payment.  Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a)           cash or check; or

(b)           any other form of consideration allowed in writing by the Company in the Company’s sole discretion.

4.4  Tax Withholding.  Prior to the issuance of the Shares upon exercise of this Option, Participant must pay or provide for any applicable federal or state withholding obligations of the Company.  If the Committee permits, Participant may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Participant by deducting the Shares retained from the Shares issuable upon exercise.

4.5   Issuance of Shares.  Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Participant, Participant’s authorized assignee, or Participant’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

5.             Compliance with Laws and Regulations.  The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer.  Participant understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

6.             Non-transferability of Option.  This Option may not be transferred or assigned in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant.  The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Participant.

7.             Tax Consequences.  Set forth below is a brief summary as of the Date of Grant of some of the federal tax consequences of exercise of this Option and disposition of the Shares.  THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

7.1.  Exercise of Nonqualified Stock Option.  There may be a regular federal income tax liability upon the exercise of this Option.  Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price.  The Company may be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

7.2.  Disposition of Shares.  If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of this Option, any gain realized on disposition of the Shares will be treated as long-term capital gain.

8.             Privileges of Stock Ownership.  Participant shall not have any of the rights of a stockholder with respect to any Shares until Participant exercises this Option and pays the Exercise Price.

9.             Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

10.           Entire Agreement.  The 2010 Plan is incorporated herein by reference.  This Agreement and the 2010 Plan and the Exercise Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

11.           Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company.  All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by telecopier with confirmation of successful transmission.

12.           Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.

14.           Acceptance.  Participant hereby acknowledges receipt of a copy of the 2010 Plan and this Agreement.  Participant has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of the 2010 Plan and this Agreement.  Participant acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company has advised Participant to consult a tax advisor prior to such exercise or disposition.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Participant has executed this Agreement as of the Date of Grant.

NUTRACEA	PARTICIPANT

By:

(Signature)

(Please print name)	(Please print name)

(Please print title)